Exhibit 99.1

Alteryx Announces Change to Location and Format of 2021 Annual Stockholders Meeting

IRVINE, Calif. – April 29, 2021 – Alteryx, Inc. (NYSE: AYX) (“Alteryx”), a leader in analytic process automation (APA™) that automates analytics, data science and processes to accelerate business outcomes, today announced that it will hold its Annual Meeting of Stockholders (the “Annual Meeting”) as a virtual-only meeting because of the ongoing coronavirus pandemic and in compliance with state and county health guidance on private events. As previously announced, the meeting will be held on Thursday, May 13, 2021 at 8:00 a.m. Pacific Time.

To participate in the Annual Meeting, please visit: www.virtualshareholdermeeting.com/AYX2021. Participants may begin logging into the Annual Meeting at 7:45 a.m. Pacific Time. To vote and ask questions at the Annual Meeting, stockholders must use a control number to access the meeting. Stockholders holding their shares through a broker, bank, trustee or other nominee must contact their broker, bank, trustee or other nominee to request a control number. Guests may attend the Annual Meeting without a control number but will be unable to vote or ask questions.

Whether or not they plan to attend the Annual Meeting, all stockholders as of March 19, 2021, the record date, may also vote in advance of the meeting until 11:59 p.m. Eastern Time on May 12, 2021 at www.proxyvote.com or using one of the other methods described in the proxy materials for the Annual Meeting filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2021. Stockholders who have already voted, and who do not wish to change their vote, do not need to vote again.

Further information regarding this change to the location and format of the Annual Meeting can be found in the supplemental proxy materials filed by Alteryx with the SEC on April 29, 2021.

About Alteryx, Inc.

As a leader in analytic process automation (APA™), Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation. Organizations of all sizes, all over the world, rely on the Alteryx Analytic Process Automation Platform to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit www.alteryx.com.

Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

Media Contact

Alteryx, Inc.

Rachel Shatz

rshatz@alteryx.com

Investor Contacts

Alteryx, Inc.

Elena Carr, 844-842-1912

ir@alteryx.com